Exhibit 99.1

News Release	Contact:
Lara Mahoney
Invacare Corporation
(440) 329-6393
INVACARE CORPORATION ANNOUNCES NEW SENIOR VICE PRESIDENT AND GENERAL COUNSEL
     ELYRIA, Ohio – (December 31, 2008) – Invacare Corporation (NYSE: IVC) today announced that Anthony C. LaPlaca will become its Senior Vice President and General Counsel effective January 1, 2009, replacing Dale C. LaPorte, 66, who retired as of December 31, 2008. Mr. LaPlaca will report directly to A. Malachi Mixon, III, Chairman and Chief Executive Officer.
     He will be responsible for all legal affairs, risk management, and intellectual property matters at the Company and also will serve as the corporate secretary.
     “We will miss Dale LaPorte after so many years of assistance to our company, both as outside counsel and for the last three years as our Senior Vice President and General Counsel,” said Mr. Mixon. “Dale assisted me with the buyout of Invacare Corporation back in 1979 when it was a small private company and he has worked tirelessly for Invacare ever since. While we will miss his wise counsel and loyal dedication, we know that he deserves to enjoy his retirement.”
     Mr. LaPlaca comes to Invacare from Bendix Commercial Vehicle Systems LLC, a member of the Knorr-Bremse group, where he served as Vice President and General Counsel for the past six and a half years. Prior to that he served as Vice President and General Counsel to Honeywell Transportation & Power Systems and General Counsel to Honeywell Commercial Vehicle Systems LLC, the predecessor to the Bendix business at Honeywell. Before that, Mr. LaPlaca was in private practice for thirteen years at a Cleveland-based national law firm, including the last four years as a partner. Mr. LaPlaca, 50, holds a bachelor of science degree from The Wharton School, University of Pennsylvania, and a juris doctor degree cum laude from Boston University School of Law.
     Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 6,100 associates and markets its products in 80 countries around the world. For more information about the company and its products, visit Invacare’s website at www.invacare.com.